Exhibit 10.33

EXECUTION VERSION

TERM FACILITY CREDIT AGREEMENT

among

FENDER MUSICAL INSTRUMENTS CORPORATION,

as Borrower,

The Several Lenders from Time to Time Parties Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

and

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Syndication Agent

Dated as of June 7, 2007

J.P. Morgan Securities Inc. and Goldman Sachs Credit Partners L.P.,

as Co-Lead Arrangers and Joint Bookrunners

3.20	Solvency	42
3.21	Regulation H	43
3.22	Insurance	43

SECTION 4.	CONDITIONS PRECEDENT	43

4.1	Conditions to Initial Loans	43
4.2	Conditions to Each Extension of Credit	46

SECTION 5.	AFFIRMATIVE COVENANTS	46

5.1	Financial Statements	46
5.2	Certificates; Other Information	47
5.3	Payment of Taxes	47
5.4	Maintenance of Existence; Compliance	47
5.5	Maintenance of Property; Insurance	48
5.6	Inspection of Property; Books and Records; Discussions	48
5.7	Notices	48
5.8	Environmental Laws	49
5.9	Additional Collateral, etc	50

SECTION 6.	NEGATIVE COVENANTS	51

6.1	Indebtedness	51
6.2	Liens	53
6.3	Fundamental Changes	54
6.4	Disposition of Property	55
6.5	Restricted Payments	55
6.6	Investments	56
6.7	Optional Payments and Modifications of Certain Debt Instruments	58
6.8	Transactions with Affiliates	58
6.9	Swap Agreements	58
6.10	Negative Pledge Clauses	58
6.11	Clauses Restricting Subsidiary Distributions	59
6.12	Lines of Business	59

SECTION 7.	EVENTS OF DEFAULT	59

SECTION 8.	THE AGENTS	62

8.1	Appointment	62
8.2	Delegation of Duties	62
8.3	Exculpatory Provisions	62
8.4	Reliance by Administrative Agent	62
8.5	Notice of Default	63
8.6	Non-Reliance on Agents and Other Lenders	63
8.7	Indemnification	63
8.8	Agent in Its Individual Capacity	64
8.9	Successor Administrative Agent	64
8.10	Syndication Agent	64

SECTION 9.	MISCELLANEOUS	65

9.1	Amendments and Waivers	65
9.2	Notices	66
9.3	No Waiver; Cumulative Remedies	67
9.4	Survival of Representations and Warranties	67
9.5	Payment of Expenses and Taxes	67
9.6	Successors and Assigns; Participations and Assignments	68
9.7	Adjustments; Set-off	71
9.8	Counterparts	72
9.9	Severability	72
9.10	Integration	72
9.11	GOVERNING LAW	72
9.12	Submission To Jurisdiction; Waivers	72
9.13	Acknowledgements	73
9.14	Releases of Guarantees and Liens	73
9.15	Confidentiality	73
9.16	WAIVERS OF JURY TRIAL	74
9.17	Delivery of Addenda	74
9.18	Intercreditor Agreement	74

SCHEDULES:

1.1A	Commitments
1.1B	Mortgaged Property
3.4	Consents, Authorizations, Filings and Notices
3.9	Intellectual Property
3.13	ERISA
3.15	Subsidiaries
3.19(a)	UCC Filing Jurisdictions
3.19(b)	Mortgage Filing Jurisdictions
6.1(e)	Existing Indebtedness
6.2(f)	Existing Liens
6.6(l)	Existing Investments
6.8	Affiliate Transactions

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Mortgage
E	Form of Assignment and Assumption
F-1	Form of Legal Opinion of Sullivan & Cromwell LLP
F-2	Form of Legal Opinion of Sullivan & Cromwell LLP (Real Property)
F-3	Form of Legal Opinion of General Counsel of the Borrower
F-4	Form of Legal Opinion of De Brauw Blackstone Westbroek New York
G	Form of Exemption Certificate
H	Form of Addendum
I	Form of Intercreditor Agreement
J	Form of Solvency Certificate

CREDIT AGREEMENT (this “Agreement”), dated as of June 7, 2007, among FENDER MUSICAL INSTRUMENTS CORPORATION, a Delaware corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), JPMORGAN CHASE BANK, N.A., as administrative agent, and GOLDMAN SACHS CREDIT PARTNERS L.P., as syndication agent (in such capacity, the “Syndication Agent”).

The parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms.

As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“ABR Loans”: Loans the rate of interest applicable to which is based upon the ABR.

“Acquired Entity”: as defined in the definition of “Permitted Acquisitions”.

“Addendum”: an instrument, substantially in the form of Exhibit H, by which a Lender becomes a party to this Agreement as of the Closing Date.

“Additional Lender”: as defined in Section 2.17.

“Administrative Agent”: JPMorgan Chase Bank, N.A., together with its affiliates, as the arranger of the Commitments and as the administrative agent for the Lenders under this Agreement and the other Loan Documents, together with any of its successors.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: the collective reference to the Syndication Agent and the Administrative Agent.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the aggregate then unpaid principal amount of such Lender’s Loans.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: as defined in the preamble hereto.

“Applicable Amount”: at any time (the “Reference Date”), an amount equal at such time to (a) the sum of (i) $25,000,000 and (ii) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Borrower earned subsequent to the Closing Date and on or prior to the Reference Date (treating such period as a single accounting period)

minus (b) the sum, without duplication, of:

(i) the aggregate amount of any Restricted Payments made pursuant to Section 6.5(f) after the Closing Date and on or prior to the Reference Date; and

(ii) the aggregate amount of any Investments made pursuant to Section 6.6(p) after the Closing Date and on or prior to the Reference Date.

“Applicable Margin”: (a) for ABR Loans, 1.25% per annum, and (b) for Eurodollar Loans, 2.25% per annum; provided, that on and after the first Adjustment Date occurring after the completion of four full fiscal quarters of the Borrower after the Closing Date, the Applicable Margin will be determined pursuant to the Applicable Pricing Grid.

“Applicable Pricing Grid”: the table set forth below:

Consolidated Senior Secured Debt Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for ABR Loans
> 3.50 to 1.00	2.25%	1.25%
< 3.50 to 1.00	2.00%	1.00%

For the purposes of the Applicable Pricing Grid, changes in the Applicable Margin resulting from changes in the Consolidated Senior Secured Debt Ratio shall become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which financial statements are delivered to the Administrative Agent pursuant to Section 5.1 and shall remain in effect until the next change to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 5.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Applicable Pricing Grid shall apply. In addition, at all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the Applicable Pricing Grid shall apply.

“Approved Fund”: as defined in Section 9.6(b).

“Arrangers”: J.P. Morgan Securities Inc. and Goldman Sachs Credit Partners L.P.

“Asset Sale”: any Disposition of assets by the Borrower or any Restricted Subsidiary provided that the term “Asset Sale” shall not include any Dispositions (a) of Inventory (as such term is defined in the UCC) Disposed of in the ordinary course of business, (b) of obsolete, surplus or worn out assets, assets that are no longer useful or used in the business of the Borrower and any Restricted Subsidiary (including, without limitation, Intellectual Property) or scrap, in each case Disposed of in the ordinary course of business or by operations or divisions discontinued or to be discontinued, (c) without recourse and in the ordinary course of business of overdue accounts receivable in connection with the compromise or collection thereof, (d) constituting the licensing of Intellectual Property in the ordinary course of business and other licensing or leasing arrangements, (e) constituting the settlement, release or surrender of tort or other litigation claims, (f) constituting asset contributions made in connection with Investments otherwise permitted under Section 6.6, (g) among the Borrower and the Guarantors, and (h) that results in cash consideration of less than $500,000.

“Assignee”: as defined in Section 9.6(b).

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit E.

“Benefitted Lender”: as defined in Section 9.7(a).

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the Lenders to make Loans hereunder.

“Business”: as defined in Section 3.17(b).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close, provided, that with respect to notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, such day is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Expenditures”: for any period, the aggregate of all expenditures by the Borrower and its Restricted Subsidiaries for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that are capitalized under GAAP on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalent Investment”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of nine months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-1 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of nine months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; (g) money market mutual or similar funds that invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition; or (h) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Change of Control”: at any time, any Person or “group” (within the meaning of Rules 13d 3 and 13d 5 under the Exchange Act) other than the Permitted Investors shall have acquired beneficial ownership of 50.1% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of the Borrower or shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of the Borrower.

“Change in Law” shall mean (a) the adoption of any law, treaty, order, policy, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law).

“Class C Shares”: the Class C shares of the Borrower.

“Closing Date”: the date on which the conditions precedent set forth in Section 4.1 shall have been satisfied, which date is June 7, 2007.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”: all property of the Group Members, now owned or hereafter acquired, upon which a Lien is purported to be granted under any Security Document, provided, that Collateral shall not include any Excluded Property (as defined in the Guarantee and Collateral Agreement).

“Commitment”: as to any Lender, the sum of the Initial Loan Commitment, the Delayed Draw Loan Commitment and any commitment with respect to Incremental Loans.

“Commonly Controlled Entity”: an entity, whether or not incorporated, that is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Conduit Lender”: any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender, and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.12, 2.13, 2.14 or 9.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Commitment.

“Confidential Information Memorandum”: the Confidential Information Memorandum dated May, 2007 and furnished to certain Lenders.

“Consolidated Current Assets”: at any date, all amounts (other than cash and Cash Equivalent Investment) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date.

“Consolidated Current Liabilities”: at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date, but excluding the current portion of any Funded Debt of the Borrower and the Restricted Subsidiaries.

“Consolidated EBITDA”: with respect to the Borrower and the Restricted Subsidiaries for any period, Consolidated Net Income for such period, plus (a) the sum of the following, without duplication and, in each case, to the extent deducted in determining such Consolidated Net Income: (i) any provision for income taxes, (ii) all interest expense, (iii) depreciation and amortization expense, (iv) loss from extraordinary or non-recurring items for such period, (v) the amount of deferred compensation and severance charges and fees, losses or charges resulting from hedging activities, including but not limited to any decrease in fair value of interest rate swap agreements and any losses on foreign currency contracts not entered into for speculative purposes, (vi) the amount of all non-cash charges for such period (including any impairment or writeoff of goodwill or other intangible assets), (vii) the amortization of any financing costs or fees or original issue discount incurred in connection with any Indebtedness, (viii) the amount of any commissions, fees and charges for the issuance, renewal or maintenance of any letters of credit, bankers’ acceptances or other credit enhancements and guarantees, (ix) any non-cash compensation charge or expense arising from any grant of stock, stock options or other equity based awards and any non-cash deemed finance charges, (x) costs, fees, charges and expenses (including legal and consulting fees) incurred in connection with or written off as a result of: (1) this Agreement, (2) Permitted Acquisitions and other investments permitted under this Agreement (including one-time amounts paid in connection with the acquisition or retention of one or more individuals comprising part of a management team retained to manage the acquired business; provided that such payments are made in connection with such acquisition and are consistent with the customary practice in the industry at the time of such acquisition), (3) issuances of Capital Stock, (4) disposition, incurrence or refinancing of any

Indebtedness (including Capital Lease Obligations, Sale and Leaseback transactions and other items included in the definition of Indebtedness), including in each case, all deferred financing costs written off and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness, and (5) the Borrower’s remediation effort in connection with the implementation of the SAP ERP Software System; (xi) fees, expenses and any indemnification payments made under any Permitted Acquisition, (xii) expenses and fees incurred in connection with the registration and protection of trademarks or trade names and in connection with the prosecution or defense of intellectual property rights and infringement actions, (xiii) the amount of cost savings projected by the Borrower in good faith to be realized during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period) in connection with an acquisition; provided that (A) such cost savings are reasonably identifiable and factually supportable, (B) such actions are taken within 18 months after the date of such acquisition and (C) the aggregate amount of cost savings added pursuant to this clause shall not exceed an amount equal to 15% of the Consolidated EBITDA of the Borrower and the Restricted Subsidiaries (on a pro forma basis after giving effect to such acquisition and any previous acquisition in the relevant period) for the period of four consecutive Fiscal Quarters most recently ended prior to the determination date, (xiv) net payments, if any, of obligations under any Swap Agreement, (xv) the effect of any discontinued operations or assets held for sale in accordance with GAAP, and (xvi) for the periods prior to the Closing Date, the amount of reserves taken for the bankruptcy of certain customers, including without limitation Brook Mays Music Company and Dennis Bamber Inc. in an aggregate amount not to exceed $2,000,000; less (b) the sum of the following to the extent included in determining Consolidated Net Income (i) income tax benefits for such period, (ii) gain from extraordinary or non-recurring items for such period, and (iii) any increase in fair value of interest rate swap agreements.

“Consolidated Funded Indebtedness”: for any date of determination, the sum of (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (c) all Capital Lease Obligations of such Person, and (d) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (c) above in an aggregate amount in excess of $1,000,000.

“Consolidated Leverage Ratio”: as at the last day of any Fiscal Year, the ratio of (a) Consolidated Funded Indebtedness on such day to (b) Consolidated EBITDA for such Fiscal Year.

“Consolidated Net Income”: for any period, the net income (or loss) of the Borrower and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation of Consolidated Net Income (a) except as otherwise provided in this Agreement with respect to calculations to be made on a pro forma basis, the net income (or loss) of any Restricted Subsidiary accrued prior to the date it became a Restricted Subsidiary of, or was merged or consolidated into, such Subsidiary or any of such Subsidiary’s Subsidiaries, (b) the net income (or loss) of any Person (other than a Restricted Subsidiary) in which the Borrower or any Restricted Subsidiary has an ownership interest, except to the extent any such income has actually been received by the Borrower or such Restricted Subsidiary in the form of cash dividends or distributions, (c) the undistributed earnings of any Restricted Subsidiary (other than a Guarantor) to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary, (d) any gain or loss resulting from the write-up or write-down of any asset for which the offsetting entry would be an adjustment to net income, (e) any net gain or loss arising from the acquisition of any securities, or the extinguishment of any Indebtedness of the Borrower or any Restricted Subsidiary under GAAP, (f) any non-cash impact attributable to the application of the purchase method of accounting in accordance with GAAP in connection with any Permitted Acquisition (including, without limitation, the total amount of depreciation and amortization, cost of sales and other non-cash expense resulting from the write-up of assets for such period on a consolidated basis in accordance with GAAP to the extent such non-cash expense results from such purchase accounting adjustments) will be disregarded, and (g) the cumulative effect of a change in accounting principles.

“Consolidated Senior Secured Debt”: at any date, the Consolidated Funded Indebtedness of the Borrower and the Restricted Subsidiaries that is then secured by a Lien, other than Capital Lease Obligations secured solely by the property leased.

“Consolidated Senior Secured Debt Ratio”: as of the last day of any period of four consecutive Fiscal Quarters, the ratio of (a) Consolidated Senior Secured Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Working Capital”: at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Default”: any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Delayed Draw Loan”: as defined in Section 2.1(b).

“Delayed Draw Loan Commitment”: as to any Lender, the obligation of such Lender to make a Delayed Draw Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Delayed Draw Loan Commitment” opposite such Lender’s name on Schedule 1.1A. The aggregate amount of the Delayed Draw Loan Commitments as of the Closing Date is $100,000,000.

“Delayed Draw Termination Date”: June 7, 2008.

“Disposition”: with respect to any property owned by any Group Member, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.

“ECF Percentage”: 50%; provided, that, with respect to each Fiscal Year of the Borrower ending on or after December 31, 2008, the ECF Percentage shall be reduced to (x) 25% if the Consolidated Leverage Ratio as of the last day of such Fiscal Year is not greater than 3.5 to 1.0 or (y) 0% if the Consolidated Leverage Ratio as of the last day of such Fiscal Year is not greater than 3.0 to 1.0.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of human health from exposure to any Materials of Environmental Concern or the environment, as now or may at any time hereafter be in effect and applicable to the Group Members.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including basic, supplemental, marginal and emergency reserves) under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on the Reuters Screen LIBOR01 Page (or otherwise on such screen), the “Eurodollar Base Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be reasonably selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 - Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Cash Flow”: for any Fiscal Year of the Borrower, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such Fiscal Year, (ii) the amount of all non-cash debits (including depreciation and amortization) deducted in arriving at such Consolidated Net

Income, (iii) decreases in Consolidated Working Capital for such Fiscal Year, and (iv) the aggregate net amount of non-cash loss on the Disposition of property by the Borrower and the Restricted Subsidiaries during such Fiscal Year (other than sales of inventory in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income over (b) the sum, without duplication, of (i) the amount of all non-cash credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the Borrower and the Restricted Subsidiaries in cash during such Fiscal Year on account of Capital Expenditures (excluding the principal amount of Indebtedness incurred in connection with such expenditures and any such expenditures financed with the proceeds of any Reinvestment Deferred Amount), (iii) the aggregate amount of all optional prepayments of the Loans during such Fiscal Year, (iv) regularly scheduled principal payments of Indebtedness (including the Loans) of the Borrower and the Restricted Subsidiaries made during such Fiscal Year (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), (v) increases in Consolidated Working Capital for such Fiscal Year, and (vi) the aggregate net amount of non-cash gain on the Disposition of property by the Borrower and the Restricted Subsidiaries during such Fiscal Year (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income.

“Excess Cash Flow Application Date”: as defined in Section 2.5(c).

“Excluded Taxes”: with respect to the Administrative Agent or any Lender or any other recipient of any payment hereunder or under any other Loan Document, Taxes to the extent constituting or relating to:

(a) income or franchise taxes imposed on (or measured by) such recipient’s net income by any Governmental Authority of the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or in which it is doing business for tax purposes or in the case of the Administrative Agent or any Lender, in which its applicable lending office is located or in which it is doing business for tax purposes;

(b) any branch profits taxes imposed by any jurisdiction described in clause (a) above;

(c) any Tax that is attributable to the Administrative Agent’s or a Lender’s failure or inability to deliver the forms required by Section 2.13(d) or Section 2.13(e);

(d) any withholding Tax imposed by a Governmental Authority that is in effect and would apply to amounts payable to the Administrative Agent or such Lender at the time the Lender becomes a party to this Agreement; provided that with respect to a Lender that is not a party to this Agreement at the Closing Date this clause (d) shall not apply to the extent (i) the indemnity payments or additional amounts such Lender (or Participant) would be entitled to receive (without regard to this clause (d)) do not exceed the indemnity payment or additional amounts that the person making such assignment, participation or transfer to such Lender (or Participant) would have been entitled to receive in the absence of such assignment, participation or transfer, or (ii) any Tax is imposed on a Lender in connection with an interest or participation in any Loan or other obligation that such Lender was required to acquire pursuant to Section 9.7(a) or that such Lender acquired pursuant to Section 2.15 (it being understood and agreed, for the avoidance of doubt, that any withholding Tax imposed on a Lender as a result of a Change in Law occurring after such time such Lender became a party to this Agreement (or designates a new lending office) shall not be an Excluded Tax).

“Existing Credit Agreements”: the collective reference to (a) the $220,000,000 Credit and Guaranty Agreement, dated as of March 30, 2005, among the Borrower, the domestic Subsidiaries of the Borrower, the lenders parties thereto from time to time, Goldman Sachs Credit Partners L.P., as sole lead arranger, sole bookrunner and co-syndication agent, Wells Fargo Bank, National Association, as administrative agent, collateral agent and co-syndication agent, JPMorgan Chase Bank, N.A., as co-documentation agent, and City National Bank, as co-documentation agent, as amended by the First Amendment to the Credit and Guaranty Agreement dated as of August 15, 2005 and the Second Amendment and Waiver to Credit and Guaranty Agreement (First Lien) dated as of June 5, 2006, and (b) the $100,000,000 Credit and Guaranty Agreement, dated as of March 30, 2005, among the Borrower, the domestic Subsidiaries of the Borrower, the lenders parties thereto from time to time, Goldman Sachs Credit Partners L.P., as sole lead arranger, sole bookrunner and co-syndication agent, administrative agent and collateral agent, and Wells Fargo Bank, National Association, as co-syndication agent, JPMorgan Chase Bank, N.A., as co-documentation agent, as amended by the First Amendment to the Credit and Guaranty Agreement dated as of August 15, 2005 and the Second Amendment and Waiver to Credit and Guaranty Agreement (Second Lien) dated as of June 5, 2006.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by JPMorgan Chase Bank, N.A. from three federal funds brokers of recognized standing selected by it.

“Fiscal Month”: each period of four or five consecutive weeks ending on or about the last Sunday immediately prior to or immediately following the last day of the calendar month.

“Fiscal Quarter”: each period of three consecutive months of four, four and five weeks ending on or about the last Sunday immediately prior to or immediately following March 31, June 30, September 30 and December 31 of each year.

“Fiscal Week”: each period of seven consecutive days ending on a Sunday.

“Fiscal Year”: each period of 52 or 53 consecutive weeks ending on or about the last Sunday immediately prior to or immediately following December 31.

“Flooring Arrangements”: any arrangements whereby a third party makes payments to the Borrower, as trade creditor, for the account of one or more customers of the Borrower in respect of certain accounts receivable or other monetary obligations owing from such customers to the Borrower and arising in the ordinary course of business in connection with the acquisition of goods or services by such customers.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funded Debt”: as to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.

“Funding Office”: the office of the Administrative Agent specified in Section 9.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Governmental Authorization”: any permit, license, authorization, plan, directive, consent order, consent decree or other approval of or from any Governmental Authority.

“Group Members”: the collective reference to the Borrower, the Guarantors and the Restricted Subsidiaries that are not Guarantors.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Borrower and each Subsidiary Guarantor, substantially in the form of Exhibit A.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing Person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”), including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Guarantors”: the collective reference to the Subsidiary Guarantors.

“Incremental Amendment”: as defined in Section 2.17.

“Incremental Facility Closing Date”: as defined in Section 2.17.

“Incremental Loans”: as defined in Section 2.17.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) the liquidation value of all mandatorily redeemable preferred Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (j) for the purposes of Section 7(e) only, all obligations of such Person in respect of Swap Agreements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Initial Loan”: as defined in Section 2.1(a).

“Initial Loan Commitment”: as to any Lender, the obligation of such Lender to make a Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Initial Loan Commitment” opposite such Lender’s name on Schedule 1.1A. The aggregate amount of the Initial Loan Commitments as of the Closing Date is $200,000,000.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement”: the Intercreditor Agreement, dated as of the date hereof, among the Group Members, JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders and as administrative agent for the lenders under the Revolving Facility Agreement, substantially in the form of Exhibit I.

“Interest Payment Date”: (a) as to any ABR Loan, the first day of each April, July, October and January (or, if an Event of Default is in existence, the first day of each calendar month) to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, and (d) as to any Loan, the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 11:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period that would extend beyond the date final payment is due on the Loans;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Investments”: as defined in Section 6.6.

“Lenders”: as defined in the preamble hereto; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender and any Additional Lender.

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan”: any loan made by any Lender pursuant to Section 2.1 or 2.17 of this Agreement.

“Loan Documents”: this Agreement, the Security Documents, the Notes, the Intercreditor Agreement and any amendment, waiver, supplement or other modification to any of the foregoing.

“Material Adverse Effect”: a material adverse effect on (a) the business, assets, operations or financial condition of the Borrower and the Restricted Subsidiaries taken as a whole, (b) the ability of the Borrower or any Guarantor to perform any of its obligations under the Loan Documents to which it is a party, (c) the Collateral, or the Administrative Agent’s Lien (on behalf of itself and the Lenders) on the Collateral or the priority of such Lien, or (d) the rights of or benefits available to the Administrative Agent or the Lenders thereunder.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date”: the earlier of (i) June 9, 2014 and (ii) the date that all Loans shall be repaid in accordance with the terms herein.

“Mortgaged Properties”: the real properties listed on Schedule 1.1B, as to which the Administrative Agent for the benefit of the Lenders shall be granted a Lien pursuant to the Mortgages.

“Mortgages”: each of the mortgages and deeds of trust made by the Borrower or any Guarantor in favor of, or for the benefit of, the Administrative Agent for the benefit of the Lenders, substantially in the form of Exhibit D (with such changes thereto as shall be advisable under the law of the jurisdiction in which such mortgage or deed of trust is to be recorded).

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) with respect to any Asset Sale or Recovery Event, the proceeds thereof received by the Borrower or any of the Restricted Subsidiaries in the form of cash and Cash Equivalent Investment (including any such proceeds subsequently received (as and when received) in respect of non-cash consideration initially received), net of (i) selling, recovery or other transactional expenses payable by the Borrower or any of the Restricted Subsidiaries in connection with obtaining such proceeds (including reasonable and customary broker’s or investment banker’s fees or commissions, legal fees, transfer and similar taxes incurred in connection therewith and the Borrower’s good faith estimate of income taxes paid or payable in connection with such sale or other transaction), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale or Recovery Event (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Asset Sale or involved in such Recovery Event and which is repaid with such proceeds (other than, in connection with an Asset Sale, any such Indebtedness assumed by the purchaser of such asset), provided, however; that, if (x) the Borrower shall deliver a Reinvestment Notice to the Administrative Agent within ten Business Days of receipt of the cash proceeds and (y) no Default or Event of Default shall have occurred and be continuing at the time of receipt by the Administrative Agent of the Reinvestment Notice, such proceeds shall not constitute Net Cash Proceeds except to the extent not so used at the end of the 365-day period from the date of the Asset Sale or Recovery Event, at which time such proceeds shall be deemed to be Net Cash Proceeds; and (b) with respect to any issuance of Indebtedness by the Borrower or any of the Restricted Subsidiaries other than Indebtedness permitted to be incurred under the Loan Documents, the proceeds thereof received by the Borrower or any of the Restricted Subsidiaries in the form of cash and Cash Equivalent Investment, net of all taxes and all fees (including legal fees), commissions, underwriting discounts, costs and other expenses incurred or paid in connection therewith.

“Non-Excluded Taxes”: Taxes other than Excluded Taxes and Other Taxes.

“Non-U.S. Lender”: as defined in Section 2.13(d).

“Notes”: the collective reference to any promissory note evidencing Loans.

“Obligations”: the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Participant”: as defined in Section 9.6(c).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Pension Act”: the Pension Protection Act of 2006, as it presently exists or as it may be amended from time to time.

“Permitted Acquisition”: any acquisition by any Group Member, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person (the “Acquired Entity”); provided, that:

(i)	immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii)	all transactions in connection therewith shall be consummated in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect;

(iii)	in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of the Borrower in connection with such acquisition shall be directly and beneficially owned 100% by a Group Member, and the Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Borrower, each of the actions set forth in Section 5.9, as applicable to such Subsidiary;

(iv)	the Consolidated Senior Secured Debt Ratio, determined on a pro forma basis (including assumed Consolidated Funded Indebtedness and the consummation of such acquisition) as of the last day of the most recent Fiscal Quarter for which financial statements are available (but based on Consolidated Senior Secured Debt at the time of and after giving effect to the acquisition and any other transaction in connection therewith) shall not exceed the Required Consolidated Senior Secured Debt Ratio;

(v)	the Borrower shall have delivered to Administrative Agent at least five Business Days prior to such proposed acquisition, a certificate evidencing compliance with clause (iv) above, together with all relevant financial information with respect to such acquired assets, including the aggregate consideration for such acquisition and any other information required to demonstrate compliance with clause (iv) above;

(vi)	such acquisition shall be consensual; and

(vii)	any Person or assets or division acquired in accordance herewith shall be in the same or a related or complementary business or lines of business in which the Borrower and/or the Restricted Subsidiaries are engaged as of the Closing Date.

“Permitted Investors”: the collective reference to the Sponsor and its Control Investment Affiliates.

“Permitted Subordinated Debt”: Indebtedness incurred in reliance upon clause (p) of Section 6.1 that is contractually subordinated to Indebtedness of the obligor under the Loan Documents to which it is a party.

“Permitted Refinancing Indebtedness”: Indebtedness of the Borrower or any Restricted Subsidiary issued or incurred (including by means of the extension or renewal of existing Indebtedness) to refinance, refund, extend or renew existing Indebtedness (“Refinanced Indebtedness”); provided, that (a) the principal amount (or accreted value, if applicable) of such refinancing, refunding, extending or renewing Indebtedness is not greater than the sum of (i) the principal amount (or accreted value, if applicable) of such Refinanced Indebtedness plus (ii) an amount equal to unpaid accrued interest and penalties, premium thereon and fees and expenses reasonably incurred in connection with such refinancing, refunding, extension or renewal, plus (iii) if the Refinanced Indebtedness was extended under a committed financing arrangement and any such commitments remain unutilized at the time, the amount of such unutilized commitments; provided that with respect to this clause (iii), both immediately prior to and after giving effect to such Refinanced Indebtedness, no Default or Event of Default shall exist or result therefrom, (b) such refinancing, refunding, extending or renewing Indebtedness has a final maturity that is no sooner than the final maturity of, and a weighted average life to maturity that is no shorter than the then remaining weighted average life of, such Refinanced Indebtedness, (c) if such Refinanced Indebtedness or any guarantees thereof are subordinated to the Obligations, such refinancing, refunding, extending or renewing Indebtedness and any guarantees thereof remain so subordinated on terms no less favorable to the Lenders, and (d) the obligors in respect of such Refinanced Indebtedness immediately prior to such refinancing, refunding, extending or renewing are the only obligors on such refinancing, refunding, extending or renewing Indebtedness plus any entity acquired in connection with a substantially contemporaneous acquisition that was required to become an obligor under such Refinanced Indebtedness; provided, however, that Permitted Refinancing Indebtedness shall not include (i) Indebtedness of a Restricted Subsidiary (other than the Borrower) that refinances Indebtedness of the Borrower or (ii) Indebtedness of the Borrower or a Subsidiary Guarantor that refinances Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate”: the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by JPMorgan Chase Bank, N.A. in connection with extensions of credit to debtors).

“Pro Forma Balance Sheet”: as defined in Section 3.1(a).

“Projections”: as defined in Section 5.2(b).

“Properties”: as defined in Section 3.17(a).

“Purchase Money Indebtedness”: Indebtedness (other than the Obligations, but including Capital Lease Obligations), incurred at the time, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Recovery Event”: any settlement of or payment in respect of (other than any settlement or payment that results in cash consideration of less than $500,000) any property or casualty insurance claim or any taking under power of eminent domain or by condemnation or similar proceeding of or relating to any property or asset of a Group Member.

“Refinancing”: the refinancing of the extensions of credit under the Existing Credit Agreements.

“Register”: as defined in Section 9.6(b).

“Registered Intellectual Property”: as defined in the Guarantee and Collateral Agreement.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by any Group Member in connection therewith that are not applied to prepay the Loans as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Default or Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Restricted Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to acquire or repair assets useful in the business of the Borrower or any Restricted Subsidiary.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire or repair assets useful in the business of the Borrower or any Restricted Subsidiary.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring 365 days after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, acquire or repair assets useful in the business of the Borrower or any Restricted Subsidiary with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Persons”: with respect to any Person, such Person’s Affiliates and the respective officers, directors, partners and employees of such Person and its Affiliates.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Consolidated Senior Secured Debt Ratio”: as of any date, (a) from the Closing Date through the date that is twelve months after the Closing Date, 4.75 to 1.00 and (b) thereafter, 4.50 to 1.00.

“Required Lenders”: at any time, the holders of more than 50% of (a) until the Closing Date, the Commitments then in effect and (b) thereafter, the aggregate unpaid principal amount of the Loans then outstanding.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”: the chief executive officer, president, chief financial officer or general counsel of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

“Restricted Payments”: as defined in Section 6.5.

“Restricted Subsidiary”: any Subsidiary of the Borrower that is not an Unrestricted Subsidiary.

“Revolving Facility Agent”: as defined in the Intercreditor Agreement.

“Revolving Facility Agreement”: as defined in the Intercreditor Agreement.

“Revolving Facility Documents”: as defined in the Intercreditor Agreement.

“Revolving Facility Obligations Payment Date”: as defined in the Intercreditor Agreement.

“Revolving Facility Security Documents”: as defined in the Intercreditor Agreement.

“Sale and Leaseback”: any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member.

“SAP ERP Software System”: the enterprise resource planning software package utilized by certain Group Members in the United States.

“Schultz Repurchase”: the repurchase by the Borrower of its Capital Stock from the estate of William C. Schultz, the former president/chief executive officer of the Borrower.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement, the Mortgages and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any property of any Person to secure the obligations and liabilities of the Borrower or any Guarantor under any Loan Document.

“Showcase Arrangements”: any arrangements whereby certain rebates are earned by the Borrower’s dealers, in the ordinary course of business.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but that is not a Multiemployer Plan.

“Solvent”: when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Sponsor”: Weston Presidio.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor”: each Domestic Subsidiary of the Borrower that is a Wholly Owned Subsidiary thereof.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Syndication Agent”: as defined in the preamble hereto.

“Taxes”: any present or future taxes, levies, imposts, duties, changes or withholdings now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

“Term Facility Priority Collateral”: as defined in the Intercreditor Agreement.

“Transferee”: any Assignee or Participant.

“UCC”: as defined in the Guarantee and Collateral Agreement.

“UCC Collateral”: as defined in the Guarantee and Collateral Agreement.

“United States”: the United States of America.

“Unrestricted Subsidiary”: (a) any Subsidiary formed or acquired after the Closing Date; provided that at such time (or promptly thereafter) the Borrower designates such Subsidiary as an Unrestricted Subsidiary in a written notice to the Administrative Agent, (b) any Restricted Subsidiary subsequently re-designated as an Unrestricted Subsidiary by the Borrower in a written notice to the Administrative Agent, provided that in the case of (a) and (b), (x) such designation or re-designation shall be deemed to be an Investment by the Borrower on the date of such designation or re-designation in an Unrestricted Subsidiary in an amount equal to the net book value of the Borrower’s investment therein, (y) no Default or Event of Default has occurred or is continuing or would result from such designation or re-designation, and (z) immediately after giving effect to such designation or re-designation, the Consolidated Senior Secured Debt Ratio shall not exceed the Required Consolidated Senior Secured Debt Ratio, calculated on a pro forma basis as of the end of the quarter most recently ended prior to the date of such designation or re-designation for which financial statements have been delivered pursuant to Section 5.1, and (c) each Subsidiary of an Unrestricted Subsidiary; provided, further, however, that at the time of any written designation or re-designation by the Borrower to the Administrative Agent that any Unrestricted Subsidiary shall no longer constitute an Unrestricted Subsidiary, such Unrestricted Subsidiary shall cease to be an Unrestricted Subsidiary to the extent no Default or Event of Default would result from such designation or re-designation.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

1.2 Other Definitional Provisions.

(a) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Group Member not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume or become liable in respect of (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time.

(b) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(d) In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition and the cost of the Loans under this Agreement shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board or, if applicable, the SEC.

SECTION 2. AMOUNT AND TERMS OF COMMITMENTS

2.1 Term Commitments.

(a) Subject to the terms and conditions hereof, each Lender severally agrees to make a term loan (an “ Initial Loan”) to the Borrower on the Closing Date in an amount not to exceed the amount of the Initial Loan Commitment of such Lender. The Initial Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.6.

(b) Subject to the terms and conditions hereof, each Lender severally agrees to make a term loan (a “ Delayed Draw Loan”) to the Borrower after the Closing Date on up to two occasions but no later than the Delayed Draw Termination Date in an amount not to exceed the amount of the Delayed Draw Loan Commitment of such Lender; provided that (i) at the time that any such Delayed Draw Loan is made (and immediately after giving effect thereto) no Default or Event of Default shall exist, and (ii) the Consolidated Senior Secured Debt Ratio, determined on a pro forma basis as of the last day of the most recent Fiscal Quarter for which financial statements are available (but based on Consolidated Senior Secured Debt at the time of and after giving effect to such Delayed Draw Loans and the pro forma effect of any other transaction in connection therewith) shall not exceed the Required Consolidated Senior Secured Debt Ratio. Any Delayed Draw Loan Commitment that remains unused as of the Delayed Draw Termination Date shall terminate on such date. The Delayed Draw Loans may from time to time be Eurodollar Loans or ABR Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.6.

(c) All borrowings of Loans under this Agreement shall be made by the Lenders pro rata on the basis of their respective Commitments.

2.2 Procedure for Borrowing.

(a) With respect to the Initial Loans, the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 2:00 P.M., New York City time, one Business Day prior to the anticipated Closing Date) requesting that the Lenders make the Initial Loans on the Closing Date and specifying the amount to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof. Not later than 12:00 Noon, New York City time, on the Closing Date each Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Initial Loan to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the Initial Loans made available to the Administrative Agent by the Lenders in immediately available funds.

(b) With respect to the Delayed Draw Loans, the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 2:00 P.M., New York City time, one Business Day prior to the anticipated borrowing date) requesting that the Lenders make the Delayed Draw Loans on the borrowing date and specifying the amount to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each Lender thereof. Not later than 12:00 Noon, New York City time, on the borrowing date set forth in the notice each Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Delayed Draw Loan to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the Delayed Draw Loans made available to the Administrative Agent by the Lenders in immediately available funds.

2.3 Repayment of Loans.

(a) The Borrower shall repay the Initial Loans in installments on each April 1, July 1, October 1 and January 1 of each year, commencing with October 1, 2007 and ending with the Maturity Date, in an aggregate principal amount equal to (i) in the case of each such installment due prior to the Maturity Date, $500,000, and (ii) in the case of the installment due on the Maturity Date, the entire remaining balance of the Initial Loans; provided that any such installment shall be reduced as a result of a prepayment in accordance with Section 2.11(a).

(b) The Borrower shall repay any Delayed Draw Loans in installments on each April 1, July 1, October 1 and January 1 of each year, commencing with October 1, 2008 and ending with the Maturity Date, in an aggregate principal amount equal to (i) in the case of each such installment due prior to the Maturity Date, 0.25% of the aggregate Delayed Draw Loans outstanding as of the Delayed Draw Termination Date, and (ii) in the case of the installment due on the Maturity Date, the entire remaining balance of the Delayed Draw Loans; provided that any such installment shall be reduced as a result of a prepayment in accordance with Section 2.11(a).

2.4 Optional Prepayments; Termination or Reduction of Delayed Draw Loan Commitments.

(a) The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon irrevocable notice delivered to the Administrative Agent no later than 3:00 P.M., New York City time, three Business Days prior thereto, in the case of Eurodollar

Loans, and no later than 3:00 P.M., New York City time, one Business Day prior thereto, in the case of ABR Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans or ABR Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.14. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments of Loans shall be in an aggregate principal amount of $500,000 or a whole multiple thereof.

(b) All voluntary prepayments of Loans effected on or prior to the first anniversary of the Closing Date, in each case with the proceeds of a substantially concurrent incurrence or issuance of loans pursuant to this Agreement or any other credit facility (excluding a refinancing of all of the Loans outstanding under this Agreement in connection with another transaction not permitted by this Agreement (as determined prior to giving effect to any amendment or waiver of this Agreement being adopted in connection with such transaction), provided that the primary purpose of such transaction is not to refinance Indebtedness hereunder at an Applicable Margin or similar interest rate spread more favorable to the Borrower), shall be accompanied by a prepayment fee equal to 1.00% of the aggregate amount of such prepayments if the Applicable Margin or similar interest rate spread applicable to such new loans is or, upon the satisfaction of conditions provided for in the documentation governing such new loans, would be, less than the Applicable Margin applicable to the Loans being prepaid. For purposes of this paragraph (b), a prepayment of the Loans shall be deemed to have occurred in the event of any repricing thereof.

(c) The Borrower shall have the right prior to the Delayed Draw Termination Date, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the then unutilized Delayed Draw Loan Commitments or, from time to time, to reduce the amount of the then unutilized Delayed Draw Loan Commitments. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple thereof, and shall reduce permanently the Delayed Draw Loan Commitment of each Lender then in effect on a pro rata basis.

2.5 Mandatory Prepayments.

(a) Subject to the Intercreditor Agreement, if any Indebtedness shall be issued or incurred by the Borrower or any Group Member (excluding any Indebtedness incurred without violation of Section 6.1), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied within three Business Days after the date of such issuance or incurrence toward the prepayment of the Loans as set forth in Section 2.5(d).

(b) If on any date the Borrower or any Subsidiary Guarantor shall receive Net Cash Proceeds from (i) prior to the Revolving Facility Obligations Payment Date, any Asset Sale or Recovery Event with respect to Term Facility Priority Collateral or (ii) after the Revolving Facility Obligations Payment Date, any Asset Sale or Recovery Event with respect to any Collateral, then, unless a Reinvestment Notice shall be delivered in respect thereof within ten Business Days after receipt of such proceeds, such Net Cash Proceeds shall be applied at the end of such ten-Business Day period toward the prepayment of the Loans as set forth in Section 2.5(d); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Loans as set forth in Section 2.5(d).

(c) If, for any Fiscal Year of the Borrower commencing with the Fiscal Year ending December 31, 2008, there shall be Excess Cash Flow, the Borrower shall, on the relevant Excess Cash Flow Application Date, apply the ECF Percentage of such Excess Cash Flow toward the prepayment of the Loans as set forth in Section 2.5(d). Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than ten Business Days after the date on which the financial statements of the Borrower referred to in Section 5.1(a), for the Fiscal Year with respect to which such prepayment is made, are required to be delivered to the Lenders.

(d) The application of any prepayment pursuant to Section 2.5 shall be made, first, to ABR Loans and, second, to Eurodollar Loans. Each prepayment of the Loans under Section 2.5 shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

2.6 Conversion and Continuation Options.

(a) The Borrower may elect from time to time to convert Eurodollar Loans to ABR Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 1:00 P.M., New York City time, on the Business Day preceding the proposed conversion date, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 1:00 P.M., New York City time, on the third Business Day preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor), provided that no ABR Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon making such determination the Administrative Agent shall promptly notify the Borrower thereof. Upon receipt of the Borrower’s conversion notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any such conversion notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.7 Limitations on Eurodollar Tranches.

Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans and all selections of Interest Periods shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $2,500,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

2.8 Interest Rates and Payment Dates.

(a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each ABR Loan shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), all outstanding Loans shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% and (ii) if all or a portion of any interest payable on any Loan or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to ABR Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full.

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.9 Computation of Interest and Fees.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to ABR Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall promptly notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the ABR or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall promptly notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.8(a).

2.10 Inability to Determine Interest Rate.

If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof confirmed in writing to the Borrower and the relevant Lenders promptly thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as ABR Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert ABR Loans to Eurodollar Loans.

2.11 Pro Rata Treatment and Payments.

(a) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders. The amount of each principal prepayment of the Loans shall be applied to reduce pro rata the then remaining installments of the Loans. Amounts prepaid on account of the Loans may not be reborrowed.

(b) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to each relevant Lender promptly upon receipt in like funds as received, net of any amounts owing by such Lender pursuant to Section 8.7. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment date into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(c) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon, at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days after such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum that would have been payable by such Lender under this Section 2.11(c), on demand, from the Borrower.

(d) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

2.12 Requirements of Law.

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.13 and changes in the rate of tax on the overall net income of such Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the later of (i) the date hereof or (ii) the date such Lender became a party hereto, shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation would have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, upon at least 60 days’ prior written notice, such Lender shall deliver to the Borrower (with a copy to the Administrative Agent) a written request therefor setting forth in reasonable detail the amount payable and the basis for calculating the additional amounts owed to such Lender under this Section 2.12(b) and including reasonable supporting documentation authenticating the claim, which written statement shall be made within 180 days of the date such Lender became aware of such additional amount or amounts. The Borrower shall not be liable for any additional amount or amounts prior to such notice. The Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) A written statement as to any additional amounts payable pursuant to this Section and delivered pursuant to Section 2.12(b) submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section, the Borrower shall not be required to compensate a Lender pursuant to this Section for any amounts incurred more than nine months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.13 Taxes.

(a) Subject to the other provisions of Section 2.13, all payments made by the Borrower under this Agreement shall, except as required by law, be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided, that, if any Non-Excluded Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to provide to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes) an amounts equal to the sum the Administrative Agent or such Lender would have received had no such withholding or deductions for Non-Excluded Taxes been made. With respect to any Other Taxes for which the Borrower fails to make a payment pursuant to the first sentence of this Section 2.13(a), the Lender or Administrative Agent entitled to such amounts shall deliver to the Borrower (in the case of a Lender, with a copy to the Administrative Agent) a written request therefor setting forth in reasonable detail the amount payable and the basis for calculating the additional amounts owed to such Lender or Administrative Agent under this Section 2.13(a) and including reasonable supporting documentation authenticating the claim (provided, however, the Lender or Administrative Agent shall not be required to provide any documentation or make any disclosures that it considers to be confidential), which written statement shall be made within 180 days of the date such Lender or Administrative Agent became aware of such additional amount or amounts.

(b) The Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.

(d) Each Lender (or Transferee) that is not a “U.S. Person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit G and a Form W-8BEN, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver. If any Lender fails to provide the certifications described in this paragraph, such Lender acknowledges and agrees that the Borrower and/or the Administrative Agent shall be entitled to withhold and deduct from any payment otherwise due to such Lender the amount of any Taxes imposed by any Governmental Authority to the extent required by law.

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s judgment such completion, execution or submission would not materially prejudice the legal position of such Lender.

(f) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund or credit in lieu of a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.13, it shall pay over an amount equal to such refund or credit to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.13 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund or credit), net of all out-of-pocket expenses of the Administrative Agent or any Lender that are attributable to the receipt of such refund or credit, without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g) The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.14 Eurodollar Breakage Indemnity.

The Borrower agrees to indemnify each Lender for, and to hold each Lender harmless from, any actual loss or out-of-pocket expense that such Lender sustains or incurs as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. A calculation as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.15 Change of Lending Office.

Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.12 or 2.13(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.12 or 2.13(a).

2.16 Replacement of Lenders.

The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.12 or 2.13(a), (b) defaults in its obligation to make Loans hereunder, with a replacement financial institution or (c) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained); provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Lender shall have taken no action under Section 2.15 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.12 or 2.13(a), (iv) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (v) the Borrower shall be liable to such replaced Lender for actual losses and out-of-pocket expenses, if any, due under Section 2.14 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (vi) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 9.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.12 or 2.13(a), as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

2.17 Incremental Term Facility.

(a) The Borrower may at any time or from time to time after the Closing Date (on one or more occasions), by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), without having to seek consent from the Lenders, request one or more additional tranches of term loans (the “Incremental Loans”); provided that (i) both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall exist and at the time that any such Incremental Loan is made (and immediately after giving effect thereto) no Default or Event of Default shall exist, and (ii) the Consolidated Senior Secured Debt Ratio, determined on a pro forma basis as of the last day of the most recent Fiscal Quarter for which financial statements are available (but based on Consolidated Senior Secured Debt at the time of and after giving effect to such Incremental Loans and any other transaction in connection therewith) shall not exceed the Required Consolidated Senior Secured Debt Ratio. Each tranche of Incremental Loans shall be in an aggregate principal amount that is not less than $25,000,000 (provided that such amount may be less than $25,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence). Notwithstanding anything to the contrary herein, the aggregate amount of all tranches of Incremental Loans shall not exceed $75,000,000; provided that such amount may be increased by the lesser of $25,000,000 and the aggregate amount of unused Delayed Draw Loan Commitments as of the Delayed Draw Termination Date. The Incremental Loans (A) shall rank pari passu in right of payment and of security with the Initial Loans, (B) shall not mature earlier than the Maturity Date and shall have a weighted average life to maturity (pursuant to such amortization schedules as may be determined by the Borrower and the lenders thereof) that is no shorter than the then-remaining weighted average life to maturity of the Initial Loans (as the aggregate amount thereof may have been reduced and as the scheduled amortization thereof may have been modified as of such date), (C) except as set forth above, shall be treated substantially the same as the Initial Loans (in each case, including with respect to mandatory and voluntary prepayments), and (D) will accrue interest at rates determined by the Borrower and the lenders providing such Incremental Loans, which rates may be higher or lower than the rates applicable to the Initial Loans. Each notice from the Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the Incremental Loans and demonstrate compliance with the conditions set forth in clause (ii) of the proviso above. Incremental Loans may be made by any existing Lender (and each existing Lender will have the right to make a portion of any Incremental Loan) or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”), provided that such Additional Lender shall be reasonably acceptable to the Borrower and the Administrative Agent shall have consented (such consent not to be unreasonably withheld or delayed) to such Lender’s or Additional Lender’s making such Incremental Loans, if such consent would be required under Section 9.6 for an assignment of Loans to such Lender or Additional Lender. Incremental Loans shall become Loans under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, such other Loan Documents as are necessary, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. An Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions and intent of this Section and the application of the proceeds thereof. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.2. No Lender shall be obligated to provide any Incremental Loans, unless it so agrees. The Borrower may use the proceeds of each tranche of Incremental Loans for any purpose not prohibited by this Agreement unless otherwise agreed in connection with such Incremental Loans.

2.18 Delayed Draw Commitment Fee.

The Borrower agrees to pay to the Administrative Agent for the account of each Lender with a Delayed Draw Loan Commitment a commitment fee for the period from and including the Closing

Date to but not including the earlier of (x) the date on which all Delayed Draw Loan Commitments have been terminated and (y) the date on which all Delayed Draw Loan Commitments have expired, computed at the following rate per annum: (i) from and including the Closing Date to but not including the date that is six months after the Closing Date, 1.125% and (ii) thereafter, 1.50%, in each case on the unused Delayed Draw Loan Commitment of such Lender, payable quarterly in arrears on each first day of April, July, October, January, commencing on the first such date to occur after the Closing Date.

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

3.1 Financial Condition.

(a) The unaudited pro forma consolidated balance sheet of the Borrower and its consolidated Restricted Subsidiaries as at April 1, 2007 (the “Pro Forma Balance Sheet”), a copy of which has heretofore been furnished to the Administrative Agent, has been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Refinancing, (ii) the Initial Loans to be made on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses in connection with the foregoing. The Pro Forma Balance Sheet has been prepared based on the best information available to the Borrower as of the date of delivery thereof, and presents fairly on a pro forma basis the estimated financial position of Borrower and its consolidated Restricted Subsidiaries as at April 1, 2007, assuming that the events specified in the preceding sentence had actually occurred at such date.

(b) The audited consolidated balance sheets of the Borrower as at December 31, 2006, and the related consolidated statements of income and of cash flows for the Fiscal Year ended on such date, reported on by and accompanied by an unqualified report from KPMG LLP, present fairly the consolidated financial condition of the Borrower and the Restricted Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the Fiscal Year then ended. The unaudited consolidated balance sheet of the Borrower as at April 1, 2007, and the related unaudited consolidated statements of income and cash flows for the thirteen-week period ended on such date, present fairly the consolidated financial condition of the Borrower and the Restricted Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the thirteen-week period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). As of the Closing Date, neither the Borrower nor any Group Member has any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that should be and are not reflected under GAAP in the most recent financial statements referred to in this paragraph. During the period from December 31, 2006 to and including the date hereof there has been no Asset Sale by the Borrower or any Group Member of any material part of its business or property.

3.2 No Change.

Since December 31, 2006, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Effect.

3.3 Existence; Compliance with Law.

Each Group Member (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification and (d) is in compliance with all Requirements of Law except, in each case, to the extent that the failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.4 Power; Authorization; Enforceable Obligations.

Each of the Borrower and the Guarantors has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each of the Borrower and the Guarantors has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the Refinancing and the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) consents, authorizations, filings and notices described in Schedule 3.4, which consents, authorizations, filings and notices have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 3.19. Each Loan Document has been duly executed and delivered on behalf of each of the Borrower and the Guarantors party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each of the Borrower and the Guarantors party thereto, enforceable against each of the Borrower and the Guarantors in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.5 No Legal Bar.

The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of any Group Member except as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents and the Revolving Facility Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries would reasonably be expected to have a Material Adverse Effect.

3.6 Litigation.

No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against any Group Member or against any of their respective properties or revenues (a) with respect to any of the Loan Documents, or (b) that would reasonably be expected to have a Material Adverse Effect.

3.7 No Default.

No Group Member is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

3.8 Ownership of Property; Liens.

Each Group Member has title in fee simple to all its owned real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except as permitted by Section 6.2 and except for such defects of title as would not in whole or in part reasonably be expected to have a Material Adverse Effect.

3.9 Intellectual Property.

Each Group Member owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted, except for defects as would not in whole or in part reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.9, no material claim has been asserted and is pending against any Group Member by any Person challenging or questioning (i) the use by any Group Member of any of their material Intellectual Property or (ii) the validity of any Registered Intellectual Property owned by such Group Member. To the knowledge of the Borrower, the use of Registered Intellectual Property owned by any Group Member does not infringe on the rights of any Person in any material respect.

3.10 Taxes.

Each Group Member has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all material taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any of which the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Group Member); no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such material tax, fee or other charge.

3.11 Federal Regulations.

No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used (a) for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect for any purpose that violates the provisions of the Regulations of the Board or (b) for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

3.12 Labor Matters.

Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Group Member.

3.13 ERISA.

Neither a Reportable Event nor an “accumulated funding deficiency” (within the meaning of Section 412 of the Code or Section 302 of ERISA), and, on and after the effectiveness of the Pension Act, no failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code, in each case other than as described on Schedule 3.13. On and after the effectiveness of the Pension Act, there has been no determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Title IV of ERISA) during such five-year period. Except as set forth on Schedule 3.13, the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period, in each case other than as described on Schedule 3.13. Neither the Borrower nor any Commonly Controlled Entity is party to a Multiemployer Plan.

3.14 Investment Company Act; Other Regulations.

None of the Borrower or any Guarantor is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. None of the Borrower or any Guarantor is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

3.15 Subsidiaries.

Except as disclosed to the Administrative Agent by the Borrower in writing from time to time after the Closing Date or as set forth on Schedule 3.15, (a) Schedule 3.15 sets forth the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by each of the Borrower and the Guarantors and (b) there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of the Borrower or any Subsidiary, except as created by the Loan Documents.

3.16 Use of Proceeds.

The proceeds of the Loans shall be used first to finance all or a portion of the Refinancing and to pay related fees and expenses and, if any amounts remain, for working capital and other general corporate purposes of the Group Members not prohibited hereunder.

3.17 Environmental Matters.

Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Group Member (the “Properties”) do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute or constituted a violation of, or would give rise to liability under, any Environmental Law;

(b) no Group Member has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Group Member (the “Business”), nor does the Borrower have knowledge or reason to believe that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location that would reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that would reasonably be expected to give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which any Group Member is or will be named as a party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the Business;

(e) there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of any Group Member in connection with the Properties or otherwise in connection with the Business, in violation of or in amounts or in a manner that would give rise to liability under Environmental Laws;

(f) the Properties and all operations at the Properties are in compliance, and have in the last five years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the Business; and

(g) no Group Member has incurred any liability of any other Person under Environmental Laws.

3.18 Accuracy of Information, etc.

No statement or information contained in this Agreement, any other Loan Document, the Confidential Information Memorandum or any other document, certificate or statement furnished by or on behalf of any of the Borrower or any Guarantor to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished (or, in the case of the Confidential Information Memorandum, as of the date of this Agreement), any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact known to the Borrower or any Guarantor that would reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents, in the Confidential Information Memorandum or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

3.19 Security Documents.

(a) The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral as defined therein and proceeds thereof. In the case of (i) the Pledged Collateral described in the Guarantee and Collateral Agreement, when stock certificates representing such Pledged Collateral are delivered to the Administrative Agent, (ii) the UCC Collateral, when financing statements specified on Schedule 3.19(a) in appropriate form are filed in the offices specified on Schedule 3.19(a), (iii) Collateral Deposit Accounts and Lock Boxes (as such terms are defined in the Guarantee and Collateral Agreement), upon the depository in which such accounts or lock boxes are maintained agreeing that it will comply with the instructions originated by the Revolving Facility Agent directing disposition of the funds or items in such accounts or lock boxes without further consent from the owner of such accounts or lock boxes, and (iv) the Registered Intellectual Property described in the Guarantee and Collateral Agreement, when (A) the security interests granted in the Guarantee and Collateral Agreement in Patents, Trademarks and Copyrights are recorded in the applicable Intellectual Property registries, including United States Patent and Trademark Office and the United States Copyright Office and (B) when financing statements are filed in such Borrower or Guarantor’s jurisdiction of organization, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower and the Guarantors in such Pledged Collateral, UCC Collateral, Collateral Deposit Accounts, Lock Boxes, Registered Intellectual Property and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement), in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Collateral, Liens permitted by Section 6.2) subject to the Intercreditor Agreement.

(b) Each of the Mortgages is effective to create in favor of the Administrative Agent, for the benefit of the Lenders, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are filed in the offices specified on Schedule 3.19(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower and the Guarantors in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person, subject to the Intercreditor Agreement. Schedule 1.1B lists, as of the Closing Date, each parcel of owned real property located in the United States and held by the Borrower or any Subsidiary Guarantor that has a value, in the reasonable opinion of the Borrower, in excess of $1,000,000.

3.20 Solvency.

Each of the Borrower and the Guarantors is, and after giving effect to the Refinancing and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith will be and will continue to be, Solvent.

3.21 Regulation H.

No Mortgage encumbers improved real property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968.

3.22 Insurance.

As of the Closing Date, all insurance premiums have been paid. The Borrower believes that the insurance maintained by or on behalf of the Borrower and the Restricted Subsidiaries is adequate.

SECTION 4. CONDITIONS PRECEDENT

4.1 Conditions to Initial Loans.

The agreement of each Lender to make the Initial Loan requested to be made by it is subject to the satisfaction, prior to or concurrently with the making of such Loan on the Closing Date, of the following conditions precedent:

(a) Credit Agreement; Guarantee and Collateral Agreement; Intercreditor Agreement. The Administrative Agent shall have received (i) this Agreement or, in the case of the Lenders, an Addendum, executed and delivered by the Administrative Agent, the Borrower and each Person listed on Schedule 1.1A, (ii) the Guarantee and Collateral Agreement, executed and delivered by the Borrower and each Subsidiary Guarantor, and (iii) the Intercreditor Agreement executed and delivered by the Borrower, the Guarantors, the Administrative Agent and the administrative agent for the lenders under the Revolving Facility Agreement.

(b) Refinancing, etc. The Administrative Agent shall have received satisfactory evidence that (i) the Revolving Facility Agreement shall have become effective, (ii) all outstanding extensions of credit under the Existing Credit Agreements shall have been terminated and all amounts thereunder shall have been paid in full and (iii) satisfactory arrangements shall have been made for the termination of all Liens granted in connection therewith.

(c) Pro Forma Balance Sheet; Financial Statements. The Administrative Agent shall have received (i) the Pro Forma Balance Sheet, (ii) audited consolidated financial statements of the Borrower for the 2006 Fiscal Year and (iii) unaudited interim consolidated financial statements of the Borrower for each Fiscal Quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (ii) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Lenders, reflect any material adverse change in the consolidated financial condition of the Borrower and its Subsidiaries, as reflected in the financial statements or projections contained in the Confidential Information Memorandum.

(d) Projections. The Lenders shall have received satisfactory projections through 2012.

(e) Approvals. All governmental approvals necessary in connection with the Refinancing, the continuing operations of the Group Members and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on the Refinancing or the financing contemplated hereby.

(f) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where the filing of financing statements is indicated by Article 9 of the UCC, and such search shall reveal no liens on any of the assets of the Group Members except for liens permitted by Section 6.2 or discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

(g) Fees. The Lenders, the Arrangers and the Administrative Agent shall have received all fees required to be paid pursuant to the Fee Letter executed by the Borrower and the Arrangers including all reasonable out-of-pocket expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel) on or before the Closing Date. All such amounts will be paid on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date.

(h) Closing Certificate; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of the Borrower and each Guarantor, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation of the Borrower and each Guarantor that is a corporation certified by the relevant authority of the jurisdiction of organization thereof, and (ii) a long form good standing certificate for the Borrower and each Guarantor from its jurisdiction of organization.

(i) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of Sullivan & Cromwell LLP, special counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit F-1;

(ii) the legal opinion of Sullivan & Cromwell LLP, special California real estate counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit F-2;

(iii) the legal opinion of the General Counsel of the Borrower and its Subsidiaries, substantially in the form of Exhibit F-3; and

(iv) the legal opinion of De Brauw Blackstone Westbroek New York, special Dutch counsel to the Borrower and its Subsidiaries, substantially in the form of Exhibit F-4.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(j) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(k) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.2 and subject to the Intercreditor Agreement), shall be in proper form for filing, registration or recordation.

(l) Mortgages, etc. (i) The Administrative Agent shall have received a Mortgage with respect to each Mortgaged Property, executed and delivered by a duly authorized officer of each party thereto.

(ii) The Administrative Agent shall have received in respect of each Mortgaged Property a mortgagee’s title insurance policy (or policies) or marked up unconditional binder for such insurance, in each case in form and substance satisfactory to the Administrative Agent. The Administrative Agent shall have received evidence satisfactory to it that all premiums in respect of each such policy, all charges for mortgage recording tax, and all related expenses, if any, have been paid.

(iii) If requested by the Administrative Agent, the Administrative Agent shall have received (A) a policy of flood insurance that (1) covers any parcel of improved real property that is encumbered by any Mortgage, (2) is written in an amount not less than the outstanding principal amount of the indebtedness secured by such Mortgage that is reasonably allocable to such real property or the maximum limit of coverage made available with respect to the particular type of property under the National Flood Insurance Act of 1968, whichever is less, and (3) has a term ending not later than the maturity of the Indebtedness secured by such Mortgage and (B) confirmation that the Borrower has received the notice required pursuant to Section 208(e)(3) of Regulation H of the Board.

(iv) The Administrative Agent shall have received a copy of all recorded documents referred to, or listed as exceptions to title in, the title policy or policies referred to in clause (ii) above and a copy of all other material documents affecting the Mortgaged Properties.

(m) Solvency Certificate. The Administrative Agent shall have received a solvency certificate from the chief financial officer of the Borrower, substantially in the form of Exhibit J.

(n) Insurance. The Administrative Agent shall have received such insurance certificates as reasonably requested evidencing the Borrower’s compliance with the requirements of Section 5.9(b) of the Guarantee and Collateral Agreement.

(o) USA Patriot Act. Each Lender shall have received all information necessary to enable such Lender to identify the Borrower and each Guarantor in accordance with the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001).

For the purpose of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed an Addendum shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 4.1 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.2 Conditions to Each Extension of Credit.

The agreement of each Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by the Borrower and the Guarantors in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 4.2 have been satisfied.

SECTION 5. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and shall cause each of the Restricted Subsidiaries to:

5.1 Financial Statements.

Furnish to the Administrative Agent (and upon receipt, the Administrative Agent shall furnish to each Lender):

(a) as soon as available, but in any event within 120 days after the end of each Fiscal Year of the Borrower, a copy of the audited consolidated balance sheet of the Borrower and its consolidated Restricted Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by KPMG LLP or other independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each Fiscal Year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its consolidated Restricted Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the Fiscal Year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, in each case, in management format and certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All such financial statements shall be complete and correct in all material respects, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein not materially misleading in light of the circumstances under which such statements were made and shall be prepared in reasonable detail and in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

5.2 Certificates; Other Information.

Furnish to the Administrative Agent (and upon receipt, the Administrative Agent shall furnish to each Lender):

(a) concurrently with the delivery of any financial statements pursuant to Section 5.1, (i) a certificate of a Responsible Officer stating that, to the best of such Responsible Officer’s knowledge, each Group Member during such period has observed or performed all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) in the case of quarterly or annual financial statements, (x) a Compliance Certificate with respect to each Group Member substantially in the form attached hereto as Exhibit B, and (y) to the extent not previously disclosed to the Administrative Agent, (1) a description of any change in the jurisdiction of organization of any Group Member, and (2) a description of any Person that has become a Group Member or that has been designated as an Unrestricted Subsidiary, in each case since the date of the most recent report delivered pursuant to this clause (y) (or, in the case of the first such report so delivered, since the Closing Date);

(b) as soon as available, and in any event no later than 45 days after the end of each Fiscal Year of the Borrower, a detailed consolidated budget for the following Fiscal Year (including a projected consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the end of the following Fiscal Year, the related consolidated statements of projected cash flow and projected statements of income and a description of the underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such Fiscal Year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect; and

(c) promptly, such additional financial and other information as the Administrative Agent may from time to time reasonably request;

provided, however, that any document required to be filed publicly under the Federal securities laws, if any, will be sufficient to constitute delivery to the Administrative Agent upon filing.

5.3 Payment of Taxes.

Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material taxes of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Group Member.

5.4 Maintenance of Existence; Compliance.

(a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary in the normal conduct of its business, except, in each case, as otherwise not prohibited by Section 6.3 and except, in the case of clause (ii) above, to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.5 Maintenance of Property; Insurance.

(a) Keep all property necessary in its business in good working order and condition, ordinary wear and tear excepted to the extent that failure to do so, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

5.6 Inspection of Property; Books and Records; Discussions.

(a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP shall be made of all material dealings and transactions in relation to its business and activities that are required to be made in accordance with GAAP and which shall be in material conformance with all applicable Requirements of Law, except as would not reasonably be expected to have a Material Adverse Effect and (b) permit representatives of the Administrative Agent and the Lenders upon reasonable notice to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during regular business hours and as often as may reasonably be necessary and to discuss the business, operations, properties and financial and other condition of the Group Members with officers and employees of the Borrower and with its independent certified public accountants; provided that so long as no Event of Default has occurred and is continuing only one such visit shall be permitted during any Fiscal Year, such visit to be coordinated by the Administrative Agent with reasonable notice to the Lenders providing each Lender the opportunity to be included in such visit.

5.7 Notices.

Promptly give notice (to the extent legally permitted to do so) to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Group Member or (ii) litigation, investigation or proceeding that may exist at any time between any Group Member and any Governmental Authority, that, in either case, if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting any Group Member (i) in which the amount involved is $5,000,000 or more and not covered by insurance, (ii) in which injunctive or similar relief is sought or (iii) which questions the validity or enforceability of any Loan Document;

(d) the following events, as soon as possible and in any event within 30 days after a Responsible Officer of the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, or the creation of any Lien in favor of the PBGC or a Plan, (ii) on and after the effectiveness of the Pension Act, a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Title IV of ERISA), or (iii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity with respect to the withdrawal from, or the termination, or insolvency of, any Plan;

(e) any electronic chattel paper and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act which individually has a face amount of more than $500,000 or in the aggregate more than $2,000,000 promptly and in any event within 15 Business Days after the same is acquired by it or any Guarantor;

(f) upon knowledge that any application or registration relating to any Registered Patent, Trademark or Copyright (now or hereafter existing) owned by the Borrower or any Guarantor and material to the conduct of the business or operations of the Borrower or any Guarantor is reasonably likely to become abandoned or dedicated to the public, or of any adverse determination or development (including the institution of any non-routine, or any such determination or development in, any non-routine proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any similar office, agency or tribunal in any country or any court) against the Borrower or any Guarantor regarding such Borrower or Guarantor’s right’s in, or the validity, enforceability, ownership or use of, any material Registered Intellectual Property owned by the Borrower or any Guarantor, including, without limitation, the right of the Borrower or any Guarantor to register or to maintain same;

(g) upon filing of an application for the registration, acquisition, or becoming the exclusive licensee of any Patent, Trademark or Copyright, or upon adopting or using any new mark or any mark which is confusingly similar to or a colorable imitation of any Trademark, in each case either directly or through any agent, employee, licensee or designee, promptly and in any event within 15 Business Days after such event;

(h) any Commercial Tort Claim (as defined in the Guarantee and Collateral Agreement) acquired by it or any Guarantor with respect to which an action has been filed in court or any other Governmental Authority with potential value in excess of $100,000 promptly and in any event within 15 Business Days after the same is acquired by it or any Guarantor;

(i) any letter of credit with a stated amount in excess of $100,000 promptly and in any event within 15 Business Days after the Borrower or any Guarantor becomes a beneficiary thereof;

(j) at least 10 days prior to changing its, or permitting the Guarantors to change their, (a) name as it appears in official filings in the state of its incorporation or organization, (b) change the type of entity that it is, (c) organization identification number, if any, issued by its state of incorporation or other organization, or (d) state of incorporation or organization, and at least 5 days prior to changing or adding any location to the locations where its Collateral is held or stored as disclosed to the Administrative Agent on the Closing Date; and

(k) any development or event that has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Group Member proposes to take with respect thereto.

5.8 Environmental Laws.

(a) Comply in all material respects with, and take commercially reasonable actions to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable

Environmental Laws, and obtain and comply in all material respects with and maintain, and take commercially reasonable actions to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws.

5.9 Additional Collateral, etc.

(a) With respect to any property acquired after the Closing Date by any Group Member (other than (x) real property, (y) any property described in paragraph (b) or (c) below, and (z) any property subject to a Lien expressly permitted by Section 6.2(g)) as to which the Administrative Agent, for the benefit of the Lenders, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent reasonably deems necessary to grant to the Administrative Agent, for the benefit of the Lenders, a security interest in such property, other than Excluded Property as defined in the Guarantee and Collateral Agreement and subject to Liens expressly permitted by Section 6.2, and (ii) take all actions reasonably necessary to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in such property, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent.

(b) With respect to any new Domestic Subsidiary created or acquired after the Closing Date by any Group Member that is or becomes a Wholly Owned Subsidiary thereof, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems reasonably necessary to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by any Group Member, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement, (B) to take such actions reasonably necessary to grant to the Administrative Agent for the benefit of the Lenders a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement, other than Excluded Property as defined in the Guarantee and Collateral Agreement, with respect to such new Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be reasonably requested by the Administrative Agent and (C) to deliver to the Administrative Agent a certificate of such Subsidiary, substantially in the form of Exhibit C, with appropriate insertions and attachments, and (iv) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c) With respect to any new first-tier Foreign Subsidiary created or acquired after the Closing Date by any Group Member (other than any such new Subsidiary designated as an Unrestricted Subsidiary), promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems reasonably necessary to grant to the Administrative Agent, for the benefit of the Lenders, a perfected first priority security interest in the

Capital Stock of such new Subsidiary that is owned by any such Group Member (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such new Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Group Member, and take such other action as may be reasonably necessary to perfect the Administrative Agent’s security interest therein, and (iii) if reasonably requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

SECTION 6. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any other Group Member to, directly or indirectly:

6.1 Indebtedness.

Create, issue, incur, assume or become liable in respect of any Indebtedness, except:

(a) Indebtedness of any Group Member pursuant to any Loan Document;

(b) Indebtedness of any Group Member pursuant to the Revolving Facility Agreement or any other Revolving Facility Document and Permitted Refinancing Indebtedness in respect of any thereof;

(c) Indebtedness (i) among Group Members, (ii) among Foreign Subsidiaries or (iii) among Group Members and their Subsidiaries; provided that the sum of Indebtedness owed by Subsidiaries that are not Guarantors to the Borrower or any Guarantor and Indebtedness owed by Unrestricted Subsidiaries to the Borrower or any Restricted Subsidiary shall not exceed an aggregate principal amount of $5,000,000 at any one time outstanding; provided that any such Indebtedness of the Borrower or any Guarantor shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(d) Guarantee Obligations incurred in the ordinary course of business by (i) the Borrower or any of its Subsidiaries of obligations of any Guarantor and (ii) any Restricted Subsidiary that is not a Guarantor of obligations of any other Restricted Subsidiary;

(e) Indebtedness outstanding on the date hereof and listed on Schedule 6.1(e) and any Permitted Refinancing Indebtedness in respect thereof;

(f) Indebtedness with respect to Capital Lease Obligations (including Sale and Leaseback transactions) in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding;

(g) Purchase Money Indebtedness in an aggregate principal amount not to exceed $10,000,000 at any one time outstanding; provided that any such Indebtedness (i) shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness, (ii) shall constitute not less than 100% of the aggregate consideration paid with respect to such asset and (iii) shall be incurred within 180 days after the date of acquisition of such asset;

(h) Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing the performance of the Borrower or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of the Borrower or any of its Subsidiaries;

(i) Indebtedness which may be deemed to exist pursuant to any guarantees, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(j) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts, securities accounts or cash management service;

(k) Guarantee Obligations incurred in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Borrower and the Restricted Subsidiaries;

(l) Indebtedness of any Foreign Subsidiary incurred in respect of bank guarantees, letters or credit or similar instruments to support local, legal, regulatory, solvency or consumer requirements or tax disputes;

(m) (i) Indebtedness in respect of (i) Flooring Arrangements in an aggregate amount not to exceed $20,000,000 at any time outstanding and (ii) Showcase Arrangements;

(n) Indebtedness incurred by Foreign Subsidiaries under working capital facilities in an aggregate principal amount not to exceed Euro 10,000,000 at any time outstanding;

(o) Indebtedness assumed in connection with a Permitted Acquisition so long as such Indebtedness is in existence at the time of the consummation of the Permitted Acquisition and is not created in anticipation thereof and Permitted Refinancing Indebtedness in respect thereof;

(p) additional unsecured Indebtedness of the Borrower; provided that (i) such Indebtedness shall not mature or require scheduled amortization or other scheduled payments of principal prior to the date that is six months after the Maturity Date, (ii) the Borrower shall not be required to comply with any financial maintenance covenant with respect to such Indebtedness, (iii) both immediately prior to and after giving effect thereto, no Default or Event of Default shall exist or result therefrom, (iv) the Consolidated Senior Secured Debt Ratio (determined on a pro forma basis) shall not exceed the Required Consolidated Senior Secured Debt Ratio and (v) such Indebtedness is incurred by the Borrower or any Guarantor and is not guaranteed by any Subsidiary other than the Guarantors, and, in each case, Permitted Refinancing Indebtedness in respect thereof;

(q) additional Indebtedness of the Borrower or any of the Restricted Subsidiaries in an aggregate principal amount (for the Borrower and all Restricted Subsidiaries) not to exceed $25,000,000 at any one time outstanding; and

(r) Indebtedness of the Borrower or any of the Restricted Subsidiaries incurred in connection with the financing of insurance premiums that is secured solely by the insurance financed not to exceed $3,000,000 in the aggregate at any time outstanding.

6.2 Liens.

Create, incur, assume or become subject to any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens for taxes not yet due or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or the Restricted Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;

(c) Liens imposed by law and pledges or deposits made in connection with workers’ compensation, unemployment insurance, social security legislation or arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers;

(d) Liens, pledges and deposits to secure the performance of tenders, bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety, customs, stay and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of the Restricted Subsidiaries;

(f) Liens in existence on the date hereof listed on Schedule 6.2(f), securing Indebtedness permitted by Section 6.1(e), provided that no such Lien is used to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of the Borrower or any Restricted Subsidiary incurred pursuant to Section 6.1(f) or 6.1(g), provided that (i) such Liens shall be created substantially simultaneously within 180 days of the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (iii) the amount of Indebtedness secured thereby is not increased;

(h) Liens created pursuant to the Security Documents;

(i) Liens created pursuant to the Revolving Facility Security Documents;

(j) any interest or title of a lessor under any lease entered into by the Borrower or any Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased;

(k) Liens arising out of judgments or awards not constituting an Event of Default under Section 7(h);

(l) Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(m) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(n) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(o) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property so long as consistent with the use of such real property;

(p) licenses of or other agreement relating to Intellectual Property granted by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of the Borrower or such Subsidiary;

(q) Liens on insurance policies securing any premium financing thereof; and

(r) Liens not otherwise permitted by this Section so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds (as to the Borrower and all Restricted Subsidiaries) $10,000,000 at any one time.

6.3 Fundamental Changes.

Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself, except that:

(a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Restricted Subsidiary (provided that when the Subsidiary that is not a Subsidiary Guarantor is merging or consolidating with a Subsidiary Guarantor, the Subsidiary Guarantor shall be the continuing or surviving corporation);

(b) any Foreign Subsidiary may be merged with or into another Foreign Subsidiary and the Capital Stock of a Foreign Subsidiary may be transferred from one Group Member to another Group Member, including the formation of a new first-tier Foreign Subsidiary holding company;

(c) any Subsidiary of the Borrower may Dispose of all or substantially all of its assets (i) to the Borrower or any Restricted Subsidiary (upon voluntary liquidation or otherwise) (provided that when a Subsidiary that is a Subsidiary Guarantor is so Disposing of all or substantially all of its assets to another Subsidiary, such other Subsidiary must be a Subsidiary Guarantor) or (ii) pursuant to a Disposition permitted by Section 6.4;

(d) any Subsidiary of the Borrower may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and the Restricted Subsidiaries and is not disadvantageous to the Lenders in any material respect; and

(e) any Investment expressly permitted by Section 6.6 may be structured as a merger, consolidation or amalgamation.

6.4 Disposition of Property.

Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a) To the extent constituting a Disposition, Indebtedness, Liens, mergers, consolidations, amalgamations, Restricted Payments, Investments and Swap Agreements expressly permitted by Section 6.1, 6.2, 6.3, 6.5, 6.6 or 6.9;

(b) Dispositions that do not constitute Asset Sales; provided, that nothing in this clause (b) shall be construed as permitting the Disposition or issuance of Capital Stock of any Subsidiary Guarantor to any Person other than to the Borrower or another Subsidiary Guarantor;

(c) Asset Sales, the proceeds of which (valued at the principal amount thereof in the case of non-cash proceeds consisting of notes of other debt securities and valued at fair market value in the case of other non-cash proceeds) (i) are less than $1,000,000 with respect to any single Asset Sale or series of related Asset Sales and (ii) when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year, are less than $10,000,000; provided that (x) the consideration received for all such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of the Borrower (or any similar governing body)), (y) no less than 75% thereof shall be paid in cash, and (z) the Net Cash Proceeds thereof shall be applied as required by Section 2.5(b); provided, that nothing in this clause (c) shall be construed as permitting the Disposition or issuance of Capital Stock of any Subsidiary Guarantor to any Person other than to the Borrower or another Subsidiary Guarantor; and

(d) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom and the Consolidated Senior Secured Debt Ratio as of the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 5.1 (but based on Consolidated Senior Secured Debt at the time of and after giving effect to the Disposition and any other Dispositions in the relevant period) is equal to or less than the Required Consolidated Senior Secured Debt Ratio, a Group Member may make additional Dispositions; provided that the Net Cash Proceeds thereof shall be applied to immediately prepay the Loans in accordance with Section 2.5(d).

6.5 Restricted Payments.

Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of any Group Member, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of any Group Member (collectively, “Restricted Payments”), except that:

(a) any Subsidiary may make Restricted Payments to (i) the Borrower, (ii) any Subsidiary Guarantor or (iii) any other Restricted Subsidiary (pro rata to the ownership interest of such other Restricted Subsidiary);

(b) any Foreign Subsidiary of the Borrower may make Restricted Payments to another Foreign Subsidiary thereof;

(c) so long as no Event of Default shall have occurred or be continuing or would result therefrom, the Borrower may purchase Capital Stock of Borrower from present or former directors, officers or employees of any Group Member, their estates, spouses, former spouses and their heirs upon and after the death, disability or termination of employment of such officer or employee; provided, that the aggregate amount of payments under this clause after the date hereof (net of any proceeds received by the Borrower after the date hereof in connection with resales of any such Capital Stock) shall not exceed in the aggregate during any Fiscal Year $5,000,000 plus the proceeds of any key man life insurance policy; provided, further, that so long as no Event of Default shall have occurred or be continuing or would result therefrom, the Schultz Repurchase shall be permitted in an aggregate amount not to exceed $15,000,000 which repurchase amount shall not be counted against the threshold set forth in the preceding proviso;

(d) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom and the Consolidated Senior Secured Debt Ratio as of the last day of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1 (after giving pro forma effect to such additional Restricted Payments and any Indebtedness incurred in connection therewith) is equal to or less than the Required Consolidated Senior Secured Debt Ratio, the Borrower may make Restricted Payments to repurchase any outstanding Class C Shares;

(e) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, any Group Member may make Restricted Payments in the form of common stock in respect of any stock appreciation rights, plans, equity incentive or achievement plans or any similar plan, so long as such rights or similar plans are approved by the board of directors of the Borrower (or a duly constituted committee thereof; and

(f) in addition to the foregoing Restricted Payments, so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom and the Consolidated Senior Secured Debt Ratio as of the last day of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1 (after giving pro forma effect to such additional Restricted Payments and any Indebtedness incurred in connection therewith) is equal to or less than the Required Consolidated Senior Secured Debt Ratio, the Borrower may make additional Restricted Payments to any Person in an aggregate amount not to exceed the Applicable Amount.

6.6 Investments.

Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, any Person (all of the foregoing, “Investments”), except:

(a) accounts receivable and other extensions of trade credit by the Borrower and any Restricted Subsidiary in the ordinary course of business;

(b) cash and Cash Equivalent Investment;

(c) with respect to any Foreign Subsidiary, (i) investment-grade instruments and securities, (ii) deposit accounts, certificates of deposit, time deposits or overnight bank deposits with a bank or other depository institution, and (iii) such other securities and investments as the Borrower and the Administrative Agent may agree;

(d) Guarantee Obligations permitted by Section 6.1 and intercompany Indebtedness permitted by Section 6.1(c);

(e) equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in any Subsidiary Guarantors;

(f) Investments (i) in any securities received in satisfaction or partial satisfaction thereof from financially troubled debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with past practices of the Borrower and the Restricted Subsidiaries;

(g) loans and advances to officers, directors and employees of any Group Member (i) in the ordinary course of business (including for travel, entertainment and relocation expenses) consistent with past practices in an aggregate amount for all Group Members not to exceed $5,000,000 at any one time outstanding and (ii) for the purpose of funding the purchase of Capital Stock (including any director’s qualifying shares) or other equity interests in a Group Member in an aggregate amount for all Group Members not to exceed $3,000,000 at any one time outstanding;

(h) intercompany Investments by any Group Member in the Borrower or any Person that is or thereby becomes a Subsidiary Guarantor;

(i) Permitted Acquisitions;

(j) Investments (i) by any Foreign Subsidiary in another Foreign Subsidiary and (ii) by a Group Member in any Subsidiary including a Foreign Subsidiary or an Unrestricted Subsidiary; provided, that Investments permitted under this Section 6.6(j)(ii) are contemporaneously or within five Business Days remitted to a Borrower or any Guarantor and such Investments are made to facilitate repatriation of monies to the United States;

(k) to the extent constituting Investments, Indebtedness permitted under Section 6.1(m);

(l) Investments described in Schedule 6.6(l) and existing on the Closing Date;

(m) Capital Expenditures;

(n) the Borrower may enter into Swap Agreements that are not speculative in nature to the extent not prohibited under this Agreement;

(o) Investments made by any Group Member as a result of consideration received in connection with an Asset Sale or other transaction effected in compliance with Section 6.4(c);

(p) so long as immediately after giving effect to any such Investment, no Default has occurred and is continuing or would result therefrom and the Consolidated Senior Secured Debt Ratio as of the last day of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1 (after giving pro forma effect to such additional Investments and any Indebtedness incurred in connection therewith) is equal to or less than the Required Consolidated Senior Secured Debt Ratio, other Investments in an aggregate amount (valued at cost) not to exceed the Applicable Amount; and

(q) so long as immediately after giving effect to any such Investment, no Default has occurred and is continuing or would result therefrom, other Investments in an aggregate amount (valued at cost) not to exceed $5,000,000 in any Fiscal Year.

Notwithstanding the foregoing, in no event shall any Group Member make any Investment which results in or facilitates any Restricted Payment not otherwise permitted under the terms of Section 6.5.

6.7 Optional Payments and Modifications of Certain Debt Instruments.

(a) Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of or otherwise optionally or voluntarily defease or segregate funds with respect to any Permitted Subordinated Debt or any Permitted Refinancing Indebtedness incurred in respect of any of the foregoing; provided that the Borrower may pay, prepay, repurchase or redeem any of the foregoing Indebtedness, (I) pursuant to a refinancing thereof with Permitted Refinancing Indebtedness (to the extent permitted by Section 6.1), or (II) if the Consolidated Senior Secured Debt Ratio as of the last day of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 5.1 (after giving pro forma effect to such Indebtedness) is equal to or less than the Required Consolidated Senior Secured Debt Ratio; (b) amend, modify, waive or otherwise change, or consent or agree to any material amendment, modification, waiver or other change to, any of the terms of any Indebtedness described in clause (i) above or any preferred stock that is materially adverse to the interests of the Lenders; or (c) designate any Indebtedness (other than obligations of the Group Members pursuant to the Loan Documents and the Revolving Facility Documents) as “Designated Senior Indebtedness” (or any other defined term having a similar purpose) for the purposes of any Indebtedness described in clause (i) above that is subordinated to the Obligations;

6.8 Transactions with Affiliates.

Enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the relevant Group Member, (c) any transaction between the Borrower and any Guarantor or between Guarantors, (d) transactions described in Schedule 6.8 and (e) upon fair and reasonable terms no less favorable to the relevant Group Member than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

6.9 Swap Agreements.

Enter into any Swap Agreement, other than Swap Agreements entered into in the ordinary course of business and not for speculative purposes, to protect against changes in interest rates, commodity prices or foreign exchange rates.

6.10 Negative Pledge Clauses.

Enter into or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur or assume any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) the Revolving Facility Agreement and the other Revolving Facility Documents, (c) agreements evidencing Indebtedness of any Foreign Subsidiary of the Borrower permitted hereunder (provided that any prohibition or limitation thereunder is limited to the property or assets of such Foreign Subsidiary), (d) leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business (provided that any prohibition or limitation thereunder relates to customary provisions restricting assignments, subletting or other transfers and is limited to the property or assets subject to such agreement or arrangement), and (e) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

6.11 Clauses Restricting Subsidiary Distributions.

Enter into or permit to become effective any consensual encumbrance or restriction on the ability of any Group Member to (a) make Restricted Payments in respect of any Capital Stock of such Group Member held by, or pay any Indebtedness owed to, any Group Member, (b) make loans or advances to, or other Investments in, the Borrower or any Restricted Subsidiary or (c) transfer any of its assets to the Borrower or any Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

6.12 Lines of Business.

Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Group Members are engaged on the date of this Agreement, that are reasonably related or complementary thereto or that are an extension thereof.

SECTION 7. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) the Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan or any other amount payable by it hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by the Borrower or any Guarantor herein or in any other Loan Document to which it is a party or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) the Borrower or any Guarantor shall default in the observance or performance of any agreement contained in clause (i) or (ii) of Section 5.4(a) (with respect to the Borrower only), Section 5.7(a) or 5.7(j) or Section 6 of this Agreement; or

(d) the Borrower or any Guarantor shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document to which it is a party (other than as provided in paragraphs (a) through (c) of this Section), and such default shall continue unremedied for a period of 30 days after written notice to the Borrower from the Administrative Agent or the Required Lenders; or

(e) any Group Member shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding the Loans) within five days after the scheduled or original due date of any such amount; or (ii) default in making any payment of any interest on any such Indebtedness or fees beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; provided, that a default, event or condition described in clause (i) or (ii) of this paragraph (e) shall not at any time constitute an Event of Default unless, within five days after the due date, one or more defaults, events or conditions of the type described in clauses (i) or (ii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness then due in the outstanding principal amount of at least $10,000,000 in the aggregate, or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, in each case if such default or event causes such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; or

(f) (i) any Group Member shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Group Member shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed or undischarged for a period of 60 days; or (iii) there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Group Member shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Group Member shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Group Member or Commonly Controlled Entity shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA) or, on and after the effectiveness of the Pension Act, any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Group Member or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) on and after the effectiveness of the Pension Act, there is a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Title IV of ERISA); or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, would, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against any Group Member involving in the aggregate a liability (to the extent not paid or covered by insurance as to which the relevant insurance company has acknowledged coverage) of $10,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) any material provision of the Security Documents shall cease to be in full force and effect, or any Group Member shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, in each case for any reason other than the failure of the Administrative Agent or any Lender having due knowledge or notice of the event causing such invalidity or unenforceability to take any action within its control; or

(j) the guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Group Member shall so assert; or

(k) a Change of Control shall occur; or

(l) an “Event of Default” under and as defined in the Revolving Facility Agreement shall occur and either (i) such “Event of Default” shall continue for a period of at least 30 consecutive days without being cured or waived in accordance with the Revolving Facility Agreement or (ii) the lenders under the Revolving Facility Agreement accelerate their loans, terminate their commitments (unless such commitments are concurrently replaced or refinanced) or foreclose upon their collateral as a result thereof;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 8. THE AGENTS

8.1 Appointment.

Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

8.2 Delegation of Duties.

The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in-fact selected by it with reasonable care.

8.3 Exculpatory Provisions.

Neither any Agent nor any of their respective officers, directors, partners, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Group Member or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Group Member a party thereto to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Group Member.

8.4 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

8.5 Notice of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6 Non-Reliance on Agents and Other Lenders.

Each Lender expressly acknowledges that neither the Agents nor any of their respective officers, directors, partners, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Group Member or any affiliate of a Group Member, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Group Members and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Group Member or any affiliate of a Group Member that may come into the possession of the Administrative Agent or any of its officers, directors, partners, employees, agents, advisors, attorneys-in-fact or affiliates.

8.7 Indemnification.

The Lenders agree to indemnify each Agent and its officers, directors, partners, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Agent Indemnitee or its Related Persons (if any). The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

8.8 Agent in Its Individual Capacity.

Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Group Member as though such Agent were not an Agent. With respect to its Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

8.9 Successor Administrative Agent.

The Administrative Agent may resign as Administrative Agent upon 10 days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 7(a) or Section 7(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 8 and of Section 9.5 shall continue to inure to its benefit.

8.10 Syndication Agent.

The Syndication Agent shall not have any duties or responsibilities hereunder in its capacity as such.

SECTION 9. MISCELLANEOUS

9.1 Amendments and Waivers.

Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. The Required Lenders and each Group Member party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Group Member party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Group Members hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date or reduce the amount of any amortization payment in respect of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders) and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Commitment, in each case without the written consent of each Lender directly affected thereby; (ii) eliminate or reduce the voting rights of any Lender under this Section 9.1 without the written consent of such Lender; (iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee and Collateral Agreement, in each case without the written consent of all Lenders; or (iv) amend, modify or waive any provision of Section 8 or any other provision of any Loan Document that affects the Administrative Agent without the written consent of the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Group Members, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Group Members, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Loans (as defined below) to permit the refinancing, replacement or modification of all outstanding Loans (“Replaced Loans”) with a replacement term loan hereunder (“Replacement Loans”), provided that (a) the aggregate principal amount of such Replacement Loans shall not exceed the aggregate principal amount of such Replaced Loans, (b) the Applicable Margin for such Replacement Loans shall not be higher than the Applicable Margin for such Replaced Loans and (c) the weighted average life to maturity of such Replacement Loans shall not be shorter than the weighted average life to maturity of such Replaced Loans at the time of such refinancing.

Furthermore, notwithstanding the foregoing, this Agreement, including this Section 9.1, and the other Loan Documents may be amended pursuant to Section 2.17 in order to add any tranche of Incremental Loans to this Agreement and (i) to permit the Incremental Loans and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement (including the rights of the Additional Lenders in respect of such tranche of Incremental Loans to share ratably with the Initial Loans in prepayments pursuant to Section 2.5) and the other Loan Documents with the Initial Loans, (ii) to include appropriately such Additional Lenders in any determination of the Required Lenders and (iii) to amend other provisions of the Loan Documents so that such tranche of Incremental Loans is appropriately incorporated (including this Section 9.1).

9.2 Notices.

All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:	Fender Musical Instruments Corporation 8860 E. Chaparral Road, Suite 100 Scottsdale, AZ 85250
	Attention:	Richard A. Kerley, Chief Financial Officer Mark Van Vleet, General Counsel
	Telecopy:	(480) 368-5460
	Telephone:	(480) 596-7105

with a copy to:	Sullivan & Cromwell LLP 1888 Century Park East, Suite 2100 Los Angeles, CA 90067
	Attention:	Hydee R. Feldstein, Esq.
	Telecopy:	(310) 712-8800
	Telephone:	(310) 712-6690

Administrative Agent:	JPMorgan Chase Bank, N.A. Loan & Agency Services 10 South Dearborn, Floor 7 Chicago, IL 60603
	Attention:	Kathleen Blomquist
	Telecopy:	(312) 732-1158
	Telephone:	(312) 732-2683
	email:	kathleen.blomquist@jpmchase.com

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

9.3 No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4 Survival of Representations and Warranties.

All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

9.5 Payment of Expenses and Taxes.

The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Arrangers for all their reasonable out-of-pocket and documented costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable, documented fees and disbursements of counsel to the Administrative Agent and the Arrangers and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all reasonable out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of one counsel in each relevant jurisdiction in which property is located and of counsel to the Administrative Agent, (c) to pay, indemnify, and hold each Lender, the Arrangers and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents to the extent, in the case of this clause (c), payable under and in accordance with Section 2.13, and (d) to pay, indemnify, and hold each Lender, the Arrangers and the Agents and their respective officers, directors, partners, employees, affiliates, agents, advisors, trustees and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any Group Member or any of the Properties and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Group Member under any Loan Document (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or its Related Persons (if any). Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause the Restricted Subsidiaries not to assert, and hereby waives and agrees to cause the Restricted Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 9.5 shall be payable not later than 10 days after written demand therefor. Statements payable by the Borrower pursuant to this Section 9.5 shall be submitted to Richard A. Kerley, Chief Financial Officer (Telephone No. (480) 596-7105) (Telecopy No. (480) 368-5460), at the address of the Borrower set forth in Section 9.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 9.5 shall survive repayment of the Loans and all other amounts payable hereunder.

9.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it) with the prior written consent of:

(A) the Borrower (such consent not to be unreasonably withheld), provided that no consent of the Borrower shall be required for an assignment to a Lender, an affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other Person; and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to a Lender, an affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its affiliates or Approved Funds, if any;

(B) (1) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and (2) the assigning Lender shall have paid in full any amounts owing by it to the Administrative Agent; and

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.6, “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14 and 9.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 9.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.7(b) as though it were a Lender, provided such Participant shall be subject to Section 9.7(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.12 or 2.13 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Any Participant that is a Non-U.S. Lender shall not be entitled to the benefits of Section 2.13 unless such Participant is able to comply and in fact complies with Section 2.13(d).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 9.6(b). Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

9.7 Adjustments; Set-off.

(a) Except to the extent that this Agreement, any other Loan Document or a court order expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall receive any payment of all or part of the Obligations owing to it (other than in connection with an assignment made pursuant to Section 9.6), or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 7(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such application made by such Lender, provided that the failure to give such notice shall not affect the validity of such application.

(c) NOTWITHSTANDING THE FOREGOING, AT ANY TIME THAT ANY OF THE OBLIGATIONS SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LENDER’S LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY LOAN DOCUMENT UNLESS IT IS TAKEN WITH THE CONSENT OF THE LENDERS REQUIRED BY SECTION 9.1 OF THIS AGREEMENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY, OR ENFORCEABILITY OF THE LIENS GRANTED TO THE ADMINISTRATIVE AGENT PURSUANT TO THE SECURITY DOCUMENTS OR THE ENFORCEABILITY OF THE OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OR ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE PARTIES AS REQUIRED ABOVE, SHALL BE NULL AND VOID. THIS PARAGRAPH SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS.

9.8 Counterparts.

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

9.9 Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.10 Integration.

This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11 GOVERNING LAW.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

9.12 Submission To Jurisdiction; Waivers.

Each of the Borrower, the Agents and the Lenders hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

9.13 Acknowledgements.

The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between Administrative Agent and Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.

9.14 Releases of Guarantees and Liens.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 9.1) to take any action requested by the Borrower having the effect of releasing any Collateral or guarantee obligations (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 9.1 or (ii) under the circumstances described in paragraph (b) below.

(b) At such time as the Loans and the other obligations under the Loan Documents (other than obligations under or in respect of Swap Agreements) shall have been paid in full, the Collateral shall be released from the Liens created by the Security Documents, and the Security Documents and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each of the Borrower and the Guarantors under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

9.15 Confidentiality.

(a) Each of the Agents and each Lender agrees to keep confidential all non-public information provided to it by the Borrower or any Guarantor, any Agent or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (a) to any Agent, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective Transferee or any pledgee referred to in Section 9.6(d) or any direct or indirect counterparty to any Swap Agreement (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of or request from any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender, or (i) in connection with the exercise of any remedy hereunder or under any other Loan Document.

(b) Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

(c) All information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its administrative questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

9.16 WAIVERS OF JURY TRIAL.

THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

9.17 Delivery of Addenda.

Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent an Addendum duly executed by such Lender.

9.18 Intercreditor Agreement.

The terms of this Agreement, any lien and security interest granted to the Administrative Agent pursuant to the Security Documents and the exercise of any right or remedy by the Administrative Agent under the Loan Documents are subject to the provisions of the Intercreditor Agreement. In the event of any inconsistency between the provisions of this Agreement and the other Loan Documents and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall supersede the provisions of this Agreement and the other Loan Documents.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

FENDER MUSICAL INSTRUMENTS CORPORATION

By:	/s/ William L. Mendello
Name: William L. Mendello
Title: Chairman and Chief Executive Officer

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Lender

By:	/s/ John C. Riordan
Name: John C. Riordan
Title: Vice President

GOLDMAN SACHS CREDIT PARTNERS L.P., as Syndication Agent and as a Lender

By:	/s/ Bruce H. Mendelsohn
Name: Bruce H. Mendelsohn
Title: Authorized Signatory